EXHIBIT 4.2

THIRTEENTH SUPPLEMENTAL INDENTURE

THIRTEENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 14, 2018, among SPRINT COMMUNICATIONS INC. (formerly known as Sprint Nextel Corporation), a corporation duly organized and existing under the laws of the State of Kansas (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have duly executed and delivered that certain Senior Notes Indenture, dated as of November 20, 2006 (the “Indenture”), providing for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness, to be issued in one or more series (the “Securities”);

WHEREAS, the Company, the Subsidiary Guarantors (as applicable), Sprint Corporation, a Delaware corporation and parent of the Company (the “Parent Guarantor”) (as applicable), and the Trustee have duly executed and delivered the (i) First Supplemental Indenture, dated as of November 9, 2011, to the Indenture, pursuant to which $1,000,000,000 aggregate principal amount of 11.500% Senior Notes due 2021 (the “2021 Notes”) were issued and are outstanding on the date hereof (the “First Supplemental Indenture”), (ii) Fifth Supplemental Indenture, dated as of August 14, 2012, to the Indenture, pursuant to which $1,500,000,000 aggregate principal amount of 7.000% Senior Notes due 2020 (the “2020 Notes”) were issued and are outstanding on the date hereof (the “Fifth Supplemental Indenture”), (iii) Sixth Supplemental Indenture, dated as of November 14, 2012, to the Indenture, pursuant to which $2,280,000,000 aggregate principal amount of 6.000% Senior Notes due 2022 (the “2022 Notes” and, collectively with the 2021 Notes and the 2020 Notes, the “Subject Securities”) were issued and are outstanding on the date hereof (the “Sixth Supplemental Indenture” and, collectively with the First Supplemental Indenture and the Fifth Supplemental Indenture, the “Subject Supplemental Indentures”), (iv) Seventh Supplemental Indenture, dated as of November 20, 2012, to the Indenture, pursuant to which the definition of “Change of Control” in certain supplemental indentures to the Indenture, including the First Supplemental Indenture and the Fifth Supplemental Indenture, was modified and (v) Eighth Supplemental Indenture, dated as of September 11, 2013, pursuant to which the Parent Guarantor provided an irrevocable and unconditional guarantee in respect of each series of Subject Securities, which, as applicable, govern the terms of the Subject Securities;

WHEREAS, on April 29, 2018, the Parent Guarantor, T-Mobile US, a Delaware corporation, (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), Galaxy Investment Holdings, Inc., a Delaware corporation (“Galaxy”), Starburst I, Inc., a Delaware corporation (“Starburst” and, together with Galaxy, the “SoftBank US HoldCos”), and, for the limited purposes of the covenants and representations set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands, and SoftBank Group Corp., a Japanese kabushiki kaisha, entered into a Business Combination Agreement (as it may be amended, supplemented or modified from time to time, the “Business Combination Agreement”), pursuant to which (i) the SoftBank US HoldCos may merge with and into Merger Company, with Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile (the “HoldCo Mergers”) and (ii) Merger Sub will merge with and into the Parent Guarantor, with the Parent Guarantor as the surviving corporation and a wholly owned direct or indirect subsidiary of T-Mobile (the “Sprint Merger” and, together with the HoldCo Mergers (if they occur), the “Mergers”), in each case on the terms and subject to the conditions set forth in the Business Combination Agreement. Following the Mergers, T-Mobile is expected to contribute the Parent Guarantor to T-Mobile USA or otherwise cause the Parent Guarantor to become a direct or indirect wholly-owned subsidiary of T-Mobile USA (the “Contribution” and, collectively with the Mergers, the “T-Mobile Transaction”);

WHEREAS, Section 902 of the Indenture provides, among other things, that the Indenture, as amended and supplemented by the Subject Supplemental Indentures, may be amended or supplemented by a supplemental indenture thereto with the consent of the Holders of not less than a majority in principal amount of all Outstanding Securities affected by such supplemental indenture;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to amend and supplement or further amend and supplement, as applicable, (1) Section 1.02 of each of the Subject Supplemental Indentures; (2) Section 101 of the Indenture; and (3) Article VIII of the Indenture (collectively, the “Subject Amendments”), in each case on the terms set forth in the Company’s Consent Solicitation Statement dated May 7, 2018 (as amended to the date hereof, the “Consent Solicitation Statement”);

WHEREAS, the Company solicited, and has received, consents to the Subject Amendments upon the terms and subject to the conditions set forth in the Consent Solicitation Statement from Holders representing at least a majority in aggregate principal amount of each series of the outstanding Subject Securities;

WHEREAS, at and subject to the consummation of the T-Mobile Transaction, T-Mobile and T-Mobile USA will enter into a supplemental indenture to the Indenture to provide unconditional and irrevocable guarantees in respect of each series of Subject Securities;

WHEREAS, for the purposes hereinabove recited, and pursuant to due corporate action, the Company has duly determined to execute and deliver to the Trustee this Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises, the covenants and other agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby confirmed, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE ONE

AMENDMENT TO THE SUBJECT SUPPLEMENTAL INDENTURES

Section 1.01. Effective on the date hereof, Section 1.02 of each of the Subject Supplemental Indentures is hereby amended or further amended, as applicable, by adding the following at the end of the definition of “Change of Control”:

Notwithstanding the foregoing, the T-Mobile Transaction shall not constitute a Change of Control.

Section 1.02. Effective on the date hereof, Section 1.02 of each of the Subject Supplemental Indentures is hereby amended or further amended, as applicable, by adding the following definitions:

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of April 29, 2018, made by and among Sprint Corporation, a Delaware corporation, T-Mobile US, Inc., a Delaware corporation, Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile US, Inc., Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Huron Merger Sub LLC, Galaxy Investment Holdings, Inc., a Delaware corporation, Starburst I, Inc., a Delaware corporation, and, for the limited purposes of the covenants and representations set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands, and SoftBank Group Corp., a Japanese kabushiki kaisha, as it may be amended, supplemented or modified from time to time.

“T-Mobile Transaction” means the acquisition of Sprint Corporation by T-Mobile US, Inc. pursuant to the Business Combination Agreement, including without limitation the Merger and the SoftBank US Mergers (each as defined in the Business Combination Agreement), the contribution of Sprint Corporation to T-Mobile USA, Inc. and related transactions.

Section 1.03. Effective immediately prior to the consummation of the T-Mobile Transaction, Section 1.02 of each of the Subject Supplemental Indentures is hereby amended or further amended, as applicable, by deleting the definition of “Permitted Holder” in its entirety and replacing it with the following:

“Permitted Holders” means (i) SoftBank Corp., a Japanese kabushiki kaisha, and/or any of its successors and/or Affiliates (including any fund or collective investment vehicle for which it or any of its Affiliates serves as the general partner or managing member); (ii) T-Mobile US, Inc., a Delaware corporation, and/or any of its successors and/or Affiliates; (iii) Deutsche Telekom, AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, and/or any of its successors and/or Affiliates; and (iv) any “group” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) the members of which include only any or all of the Permitted Holders specified in clauses (i), (ii) and (iii) above.

ARTICLE TWO

AMENDMENT TO THE INDENTURE

Section 2.01. Effective immediately prior to the consummation of the T-Mobile Transaction, Section 101 of the Indenture with respect to the Subject Securities is hereby amended by adding the following definition:

“T-Mobile USA” means T-Mobile USA, Inc. until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “T-Mobile USA” shall mean such successor Person.

Section 2.02. Effective immediately prior to the consummation of the T-Mobile Transaction, Article VIII of the Indenture with respect to the Subject Securities is hereby deleted in its entirety and replaced with the following:

Section 801. Company May Consolidate, Etc., Only on Certain Terms.

The Company may consolidate with or merge into any other Person only if:

(a) either (1) the Company is the surviving Person, or (2) the successor Person is a Corporation, partnership, limited liability company or trust organized and existing under the laws of the United States, any State thereof, the District of Columbia or any territory thereof and assumes the Company’s obligations under the Securities and this Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee, provided that in the case when such Person is not a Corporation a co-obligor of the Securities is a Corporation; and

(b) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(c) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 802. Successor Substituted.

Upon any consolidation of the Company with, or merger of the Company into, any other Person, the successor Person formed by such consolidation or into which the Company is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Securities.

Section 803. T-Mobile USA May Consolidate, Etc., Only on Certain Terms.

T-Mobile USA may consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person only if:

(a) either (1) T-Mobile USA is the surviving Person, or (2) the successor Person is a Corporation, partnership, limited liability company or trust organized and existing under the laws of the United States, any State thereof, the District of Columbia or any territory thereof and assumes T-Mobile USA’s obligations under its guarantee of the Securities and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee; and

(b) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(c) T-Mobile USA has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 804. Successor Substituted.

Upon any consolidation of T-Mobile USA with, or merger of T-Mobile USA into, any other Person or any conveyance, transfer or lease of all or substantially all the properties and assets of T-Mobile USA in accordance with Section 803, the successor Person formed by such consolidation or into which T-Mobile USA is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, T-Mobile USA under this Indenture with the same effect as if such successor Person had been named as T-Mobile USA herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Securities.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

Section 3.01 Effect of Supplemental Indenture; Conflicts with Indenture. This Supplemental Indenture is executed by the Company and the Trustee upon the Company’s request, pursuant to the provisions of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Notwithstanding the foregoing, to the extent that any of the terms of this Supplemental Indenture are inconsistent with, or conflict with, the terms of the Indenture, the terms of this Supplemental Indenture shall govern.

Section 3.02 Counterparts. This Supplemental Indenture may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.03 Trustee. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representations and shall have no responsibility as to the validity or sufficiency of this Supplemental Indenture or the due authorization and execution hereof by the Company.

Section 3.04 Headings. The Article and Section headings contained herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 3.05 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

SPRINT COMMUNICATIONS, INC.

By:	/s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President

Signature Page to Thirteenth Supplemental Indenture